Exhibit 99.1

Alpha and Omega Semiconductor Announces Closing of DOJ Investigation

SUNNYVALE, Calif.--(BUSINESS WIRE)--January 25, 2024--As previously disclosed by Alpha and Omega Semiconductor Limited (the “Company”), since late 2019, the Company has been cooperating with the U.S. Department of Justice (“DOJ”) in connection with its criminal investigation into the Company’s compliance with export control regulations relating to certain business transactions with Huawei and its affiliates. On January 19, 2024, DOJ informed the Company that it has closed such investigation without any charges. The Company is pleased with this decision and intends to continue cooperating with the U.S. Department of Commerce (“DOC”) in the ongoing civil investigation and looks forward to resolving this matter with DOC.

About Alpha and Omega Semiconductor

Alpha and Omega Semiconductor Limited, or AOS, is a designer, developer, and global supplier of a broad range of discrete power devices, wide band gap power devices, power management ICs, and modules, including a wide portfolio of Power MOSFET, SiC, IGBT, IPM, TVS, Gate Drivers, Power IC, and Digital Power products. AOS has developed extensive intellectual property and technical knowledge that encompasses the latest advancements in the power semiconductor industry, which enables us to introduce innovative products to address the increasingly complex power requirements of advanced electronics. AOS differentiates itself by integrating its Discrete and IC semiconductor process technology, product design, and advanced packaging know-how to develop high-performance power management solutions. AOS’ portfolio of products targets high-volume applications, including portable computers, flat-panel TVs, LED lighting, smartphones, battery packs, consumer and industrial motor controls, automotive electronics, and power supplies for TVs, computers, servers, and telecommunications equipment. For more information, please visit www.aosmd.com.

Contacts

For investor and media inquiries, please contact:
Yujia Zhai, CPA
The Blueshirt Group
Yujia@blueshirtgroup.com
+1 (860) 214-0809